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EXHIBIT 16.1 to FORM 8-K





August 10, 1999


Securities and Exchange Commission
450 Fifth Street, North West
Washington, D.C. 20549


Gentlemen:

I have read Item 4 of Form 8-K dated August 10, 1999, of FinancialWeb.com, Inc. and I am in agreement with the statements contained in the first three paragraphs on page 2 therein. I have no basis to agree or disagree with other statements of the registrant contained therein.

Very truly yours,


/s/ Jere Lane
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Jere Lane, CPA